Jiangchuan Joint Venture

- Sichuan Jiangchuan Pharmaceutical Co., Ltd., is a joint venture between Tianyin (77% owner) and Sichuan Mingxin Pharmaceutical Co., Ltd. (23% owner)

- JV to establish new manufacturing plants for Active Pharmaceutical Ingredients (API) used in macrolide antibiotics, capitalizing on a large growing market
  - Jiangchuan will be primarily engaged in the research & development, manufacturing and sales & marketing of API and chemical intermediates of macrolide antibiotics
  - Macrolides globally generate $10 billion in sales
  - Over $550 million in macrolide antibiotics are sold to hospitals in China annually (represents a portion of the addressable market)
  - Azithromycin is 55%, Clarithromycin is 25% and Roxithromycin is 8%
  - Market rapidly growing, China is #1 producer and gaining market share
  - Limited competition with 3 key producers and significant barriers to entry